ANNEX B


                          CERTIFICATE OF AMENDMENT OF
                         ARTICLES OF INCORPORATION OF
                     LEFT RIGHT MARKETING TECHNOLOGY, INC.


       We, the undersigned president and secretary of Left Right Marketing Technology, Inc., a Delaware corporation ("Corporation") do hereby certify as follows:

   1. That the undersigned are the president and secretary, respectively, of the Corporation.

   2. That Article 1 of the Corporation's Articles of Incorporation is amended to read as follows:

             "The  name  of  the  Corporation  is Strategic Gaming Investments,
       Inc."

   3.  That   the  foregoing  amendment  to  the  Corporation's   Articles   of
       Incorporation has been approved by the Board of Directors on November 4, 2005.

   4. That the foregoing amendment to the Corporation's Articles of Incorporation has been duly approved by written consent of a majority of the Corporation's stockholders, pursuant to the provisions of Sections 222 and 242 of the Delaware General Corporation Law, on November 4, 2005. The total number of outstanding shares entitled to vote on the amendment to the Articles of Incorporation is 95,229. The number of shares voting in favor of the amendment to the Articles of Incorporation was 57,928, shares, representing 60.83% and a majority of the issued and outstanding common stock of the Corporation.

   The undersigned parties declare under penalty of perjury that the matters set forth in this certificate of amendment of articles of incorporation are true, accurate and correct.

   Executed at Las Vegas, Nevada

   Dated:  November 4, 2005



/s/  Lawrence S. Schroeder			/s/  Jason F. Griffith
--------------------------			----------------------
     Lawrence S. Schroeder                           Jason F. Griffith
     President                                       Secretary